NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

The OLB Group, Inc.

OLB.com

CUSIP NO. 67084U 10 9

AUTHORIZED COMMON STOCK: 200,000,000 SHARES
PAR VALUE: $0.01

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of The OLB Group, Inc. Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

THE OLB GROUP, INC.
CORPORATE
Seal
DELAWARE
★ ★ ★ ★ ★

CHIEF EXECUTIVE OFFICER

Countersigned & Registered: **Transfer Online**
317 SW Alder St., Second Floor, Portland, OR 97204
(503) 227-2950

By ______________________
Authorized Signature